EXHIBIT 5.1

May 25, 2022

Lowell Farms Inc.

19 Quail Run Circle

Suite B

Salinas, California  93907

Dear Sirs/Mesdames:

Re:	Lowell Farms Inc. - Post-Effective Amendment No. 1 to Registration Statement on Form S-1

We have acted as Canadian counsel to Lowell Farms Inc. (the “Corporation”), a British Columbia corporation, in connection with the preparation of a Post-Effective Amendment No. 1 (the "Post-Effective Amendment No. 1") to a Registration Statement on Form S-1 (File No. 333-260459) (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”). The Post-Effective Amendment No. 1 includes an updated prospectus relating to the sale or other disposition from time to time of up to 27,000,000 Subordinate Voting Shares of the Corporation (the “Registered Subordinate Voting Shares”), consisting of (i) 18,000,000 Subordinate Voting Shares of the Corporation (the “Base Shares”), and (ii) 9,000,000 Subordinate Voting Shares of the Corporation (the “Warrant Shares”) issuable upon the exercise of the same number of outstanding warrants of the Corporation (the “Warrants”), by the selling shareholders named in the Registration Statement included in the Post-Effective Amendment No. 1, as more fully described in such Registration Statement. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Post-Effective Amendment No. 1.

We are not qualified to practice law in the United States of America. The opinion expressed herein relates only to the laws of British Columbia and the federal laws of Canada applicable therein, and we express no opinion as to any laws other than the laws of British Columbia and the federal laws of Canada applicable therein as such laws exist and are construed as of the date hereof (the “Effective Date”). Our opinion does not take into account any proposed rules or legislative changes that may come into force following the Effective Date and we disclaim any obligation or undertaking to update our opinion or advise any person of any change in law or fact that may come to our attention after the Effective Date.

For the purposes of our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of:

1.	the Post-Effective Amendment No. 1;
2.	the Notice of Articles and Articles of the Corporation; and
3.	such other documents, records and other instruments as we have deemed appropriate.

We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates and documents relating to the Corporation as we have deemed necessary or relevant.

Whenever our opinion refers to Registered Subordinate Voting Shares whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that a holder of such Registered Subordinate Voting Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such shares. No opinion is expressed as to the adequacy of any consideration received, whether in cash, past services performed for the Corporation or otherwise.

We have assumed with respect to all of the documents examined by us, the genuineness of all signatures (original or electronic) and seals, the legal capacity at all relevant times of any natural person signing any such documents, the incumbency of any person acting or purporting to act as a corporate or public official, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as a reproduction (including facsimiles and electronic copies), and the truthfulness and accuracy of all certificates of public officials and officers of the Corporation as to factual matters. We have further assumed that none of the Corporation’s Articles or Notice of Articles, nor the resolutions of the shareholders or directors of the Corporation which we have reviewed and/or upon which we have relied, have been or will be varied, amended or revoked in any respect or have expired.

Further, we have conducted such searches in public registries in British Columbia as we have deemed necessary or appropriate for the purposes of our opinion, but have made no independent investigation regarding such factual matters.

Based upon the foregoing, we are of the opinion that (i) the Base Shares are validly issued as fully paid and non-assessable shares in the capital of the Corporation, and (ii) the Warrant Shares, when issued upon the exercise of the Warrants in accordance with their terms, including payment of the exercise price therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement included in the Post-Effective Amendment No. 1. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. For greater certainty, we express no opinion as to matters of tax or as to the contents of, or the disclosure in, the Post-Effective Amendment No. 1, or whether the Post-Effective Amendment No. 1 provides full, true and plain disclosure of all material facts relating to the Corporation within the meaning of applicable securities laws.

Yours truly,

/s/ Cassels Brock & Blackwell LLP